Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 2 TO

TRANSACTION AGREEMENT

This AMENDMENT NO. 2, dated as of November 12, 2021 (this “Amendment”), to the Transaction Agreement, dated as of May 15, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Clarivate Plc, a public limited company organized under the laws of the Island of Jersey (“Cornell Parent”), ProQuest Holdings LLC, a Delaware limited liability company (“Penn Parent”), Cambridge Information Group III LLC, a Delaware limited liability company, in its capacity as the representative of the Equityholders as set forth therein (the “Equityholders’ Representative”), and the other parties signatory thereto, is made and entered into by and among Cornell Parent, Penn Parent and the Equityholders’ Representative. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

WHEREAS, the parties to this Amendment desire to amend the Transaction Agreement as set forth herein; and

WHEREAS, the parties hereto constitute all of the parties required by Section 13.02(a) of the Transaction Agreement to amend the Transaction Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Transaction Agreement. The Transaction Agreement is hereby amended as set forth in this Section 1:

a)              The penultimate sentence of Section 8.01(a) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

“If, two Business Days prior to the Closing Date, it is reasonably likely that the Continuing Employees will be unable to participate in any health and welfare plans of the Cornell Parties immediately following the Closing Date, the Parties will cooperate in good faith to ensure that the Continuing Employees will continue to receive the same level of health, welfare and other benefits that were provided to the Continuing Employees immediately prior to the Closing Date pursuant to the applicable Retained Plan (including, for the avoidance of doubt, the Cornell Parties’ withholding employee premium cost-sharing via the Cornell Parties’ payroll and promptly remitting such amounts to an account designated by the Equityholders’ Representative) until such time that the Cornell Parties are able to fully onboard the Continuing Employees onto the Buyer Welfare Plans, but in no event any later than the end of the 2021 calendar year.”

2.             Reference to and Effect on Transaction Agreement. It is the express intention of the parties hereto that this Amendment shall not, and shall not be interpreted to, expand or reduce the rights of any party to the Transaction Agreement except as and solely to the extent expressly provided herein. Except as expressly provided by this Amendment, the Transaction Agreement shall continue and remain in full force and effect in accordance with its terms. All references to the Transaction Agreement to “this Agreement” shall hereafter mean the Transaction Agreement as amended by this Amendment.

3.             Termination. This Amendment shall automatically terminate and shall have no force and effect if the Closing does not occur on or prior to December 30, 2021.

4.             Miscellaneous. Sections 13.01, 13.02, 13.06, 13.07, 13.08, 13.09, 13.10, 13.11 and 13.12 of the Transaction Agreement shall apply mutatis mutandis as if such provisions were set forth in full herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CORNELL PARENT:	CLARIVATE PLC

	By:	/s/ Jerre Stead
Name: Jerre Stead
Title: Executive Chairman & CEO

PENN PARENT:	PROQUEST HOLDINGS LLC

	By:	/s/ Larisa Avner Trainor
Name: Larisa Avner Trainor
Title: Secretary

EQUITYHOLDERS’ REPRESENTATIVE:	CAMBRIDGE INFORMATION GROUP III LLC

	By:	/s/ Andrew M. Snyder
Name: Andrew M. Snyder
Title: Chief Executive Officer

[Signature Page to Amendment No. 2 to Transaction Agreement]